The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 8, 2006
AT THE COMPANY: Gary Smith (419) 891-6418

THE ANDERSONS, INC. REPORTS RECORD INCOME
EPS OF $3.39 FOR YEAR VS. $2.55 IN 2004
Net Income of $26.1 Million Up 36%

MAUMEE, OHIO, FEBRUARY 8, 2006—The Andersons, Inc. (Nasdaq: ANDE), today announced fourth-quarter net income of $15.3 million, or $1.98 per diluted share and total revenues of $384 million. In the same three-month period of 2004, the company reported net income of $8.3 million, or $1.09 per diluted share, on $370 million of revenues. Full-year net income in 2005 was $26.1 million, or $3.39 per diluted share on $1.30 billion of revenues. In 2004, the company’s net income was $19.1 million, or $2.55 per diluted share, and total revenues were $1.27 billion.

The Agriculture Group’s fourth-quarter and full-year income both set new records. Operating income of $16.4 million for the quarter was $4.8 million higher than the $11.6 million the group generated a year earlier. Full-year operating income in 2005 was $23.0 million. This was $1.7 million above the $21.3 million achieved in 2004, the group’s previous best performance. The Grain Division’s total operating income in the fourth quarter was significantly higher than its 2004 result. For the full year, its operating income was down. In the fourth quarter, the group’s Plant Nutrient Division exceeded its 2004 results and, in so doing, set a new income record for the full year.

The Rail Group’s operating income of $9.5 million in the fourth quarter of 2005 more than tripled the $2.8 million it earned in the same three-month period a year ago. Revenues of $33.5 million for the quarter were $17.8 million higher than the $15.7 generated in the fourth quarter of 2004. Full-year income of $22.8 million and revenues of $92.0 million also exceeded 2004 results by a wide margin. In 2004, the group had earned $11.0 million on revenues of $59.3 million. The rail leasing business continued to achieve operating income growth during the most recent three-month period and the full year. The size of the group’s fleet also continued to grow in 2005. From about 14,600 cars controlled by the group in December of 2004, the fleet was increased to more than 19,000 railcars by the end of 2005. The Rail Group’s 2005 operating results also included gains on the sale of certain railcars. Income from the group’s fabrication and railcar repair shops was higher in 2005 as a result of the fluid filtration product lines acquired earlier in the year which were immediately accretive.

The Turf and Specialty Group typically incurs a loss in the fourth quarter due to the seasonal nature of its business. This year the operating loss amounted to $1.5 million, on revenues of $22.0 million. During the same three-month period in 2004, the group’s operating loss was $2.5 million, with revenues of $21.7 million. The $1.0 million improvement in the fourth-quarter operating loss was due to a change in the group’s business model earlier this year which realigned staffing and assets in the turf and cob products businesses. For the full year, the group incurred an operating loss of $3.0 million. This was $2.9 million higher than its 2004 operating loss, and included $1.8 million of severance and other restructuring costs associated with the realignment and some property losses.

The Retail Group reported revenues of $52.8 million for the most recent quarter and $182.8 million for the full year. The group’s fourth-quarter operating income of $2.0 million doubled its previous-year performance. In addition to continued favorable sales trends in food categories during the quarter, the group capitalized on high energy costs and frigid weather in December with strong sales of home insulation materials and outdoor workwear. Total customer counts and average gross margins were slightly lower in the fourth quarter this year, but the average amount each customer purchased increased. The group’s operating income for the full year was $2.9 million, an increase of $0.8 million from 2004.

“The operating results our company achieved in the fourth quarter and full calendar year were impressive,” said President and Chief Executive Officer Mike Anderson. “We’ve also set the stage for continued income growth. At the present time, construction is underway on an ethanol production facility in Michigan, in which we will be the largest equity investor and manager. We’ve recently announced plans for a plant in Indiana, in which The Andersons will also be the lead equity investor. These two plants will collectively have a planned production capacity of 165 million gallons of ethanol per year. In addition to managing these facilities, we will provide grain origination, ethanol marketing, risk management and other services. The company is also a minority investor in a third ethanol plant, currently under construction in Indiana, for which we will provide grain origination services. With our entry into ethanol, continued growth in rail, and the improvement we demonstrated in all of our other businesses during the most recent quarter, I believe that our company’s future looks pretty bright.”

The company will host a webcast on Thursday, February 9, 2006 at 11:00 A.M. EST, to discuss its fourth quarter and full-year performance. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial products formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their audit. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Year ended
	December 31		December 31
(in thousands, except for per share amounts)	2005	2004	2005	2004
Sales and merchandising revenues	$384,171	$369,962	$1,296,652		$1,266,932
Cost of sales and merchandising revenues	315,548	313,733	1,098,506		1,077,833

Gross profit	68,623	56,229	198,146		189,099
Operating, administrative and general expenses	44,349	43,215	153,759		154,895
Interest expense	3,108	2,671	12,079		10,545
Other income, net	1,118	1,814	4,683		4,973
Equity in earnings of affiliates	984	508	2,321		1,471

Income before income taxes	23,268	12,665	39,312		30,103
Income taxes	7,932	4,385	13,225		10,959

Net Income	$15,336	$8,280	$26,087		$19,144

Per common share:
				$
Basic earnings	$2.05	$1.14	$3.52		2.64

				$
Diluted earnings	$1.98	$1.09	$3.39		2.55

				$
Dividends paid	$0.085	$0.080	$0.330		0.305

Weighted average shares outstanding-basic	7,465	7,292	7,421		7,246

Weighted average shares outstanding-diluted	7,745	7,568	7,705		7,498

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31	December 31
(in thousands)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$13,876	$8,439
Restricted cash	3,936	1,532
Accounts receivable (net) and margin deposits	83,291	66,235
Inventories	240,806	251,428
Other current assets	30,632	30,659

Total current assets	372,541	358,293
Other assets	39,008	21,437
Railcar assets leased to others (net)	131,097	101,358
Property, plant and equipment (net)	91,498	92,510
	$634,144	$573,598

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$12,400	$12,100
Other current liabilities	263,922	244,024

Total current liabilities	276,322	256,124
Deferred items and other long-term liabilities	30,896	29,452
Long-term debt non-recourse	88,714	64,343
Long-term debt	79,329	89,803
Shareholders’ equity	158,883	133,876
	$634,144	$573,598

Segment Data
(Unaudited)
	Agriculture	Rail	Turf & Specialty	Retail	Other	Total
Quarter ended December 31, 2005
Revenues from external customers	$275,945	$33,455	$21,979	$52,792	$—	$384,171
Gross Profit	33,556	14,945	4,809	15,313	—	68,623
Other income / Equity in earnings of affiliates	1,607	106	44	129	216	2,102
Operating income (loss)	16,421	9,542	(1,486)	2,003	(3,212)	23,268
Quarter ended December 31, 2004
Revenues from external customers	284,004	15,685	21,738	48,535	—	369,962
Gross Profit	31,017	7,395	3,976	13,841	—	56,229
Other income / Equity in earnings of affiliates	1,133	626	143	215	205	2,322
Operating income (loss)	11,622	2,779	(2,515)	951	(172)	12,665
Year ended December 31, 2005
Revenues from external customers	899,329	92,009	122,561	182,753	—	1,296,652
Gross Profit	82,933	43,281	18,888	53,044	—	198,146
Other income / Equity in earnings of affiliates	4,283	642	589	646	844	7,004
Operating income (loss)	22,974	22,822	(3,044)	2,921	(6,361)	39,312
Year ended December 31, 2004
Revenues from external customers	901,139	59,283	127,814	178,696	—	1,266,932
Gross Profit	87,372	28,793	21,503	51,431	—	189,099
Other income / Equity in earnings of affiliates	3,544	962	596	756	586	6,444
Operating income (loss)	21,302	10,986	(144)	2,108	(4,149)	30,103